Exhibit 4.7

Agreement for Purchase and Sale of Goods

This Agreement for Purchase and Sale of Goods, consisting of this Signature Page, the attached Terms and Conditions and all exhibits attached hereto (collectively, the “Agreement”) is entered into between Juniper Networks, Inc., a Delaware corporation, of 1194 N. Mathilda Ave, Sunnyvale, CA 94089 (“JNI”) and the supplier identified below (“SUPPLIER”) and will be effective as of January 1, 2007 (the “Effective Date”). (SUPPLIER and JNI are herein occasionally referred to individually as a “Party” and collectively as the “Parties.”).

The following Exhibits and Schedules are attached and incorporated herein by this reference:

—	Terms and Conditions
—	Exhibit A Buyers*
—	Exhibit A1 Business Managers
—	Exhibit B SUPPLIER Products and Initial Pricing*
—	Exhibit C Shipping Point(s)
—	Exhibit D Certain Specifications/Standards**
—	Exhibit E Flexibility Model / Buffer Stock/ Lead Times / Cancellation/Rescheduling*
—	Exhibit F Catastrophic Failure**
—	Exhibit G Insurance
—	Exhibit H Security of Supply**
—	Exhibit I End of Life*

IN WITNESS WHEREOF, the Parties execute this Agreement effective as of the Effective Date set forth above.

*     Portions of the Exhibit have been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

**     This Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

Juniper Networks Confidential

JUNIPER NETWORKS, INC.

By: _______________________________
Name:
Title:
Dated:

SUPPLIER:

__________________________________
EZchip Technologies Ltd.

By:_______________________________
Name:
Title:
Dated:

Juniper Networks Confidential

TERMS AND CONDITIONS OF Purchase and Sale of Devices
(“Terms and Conditions”)

1.     RECITALS.

    1.1.        SUPPLIER designs, has manufactured for it and sells goods (“SUPPLIER Product”) for use in computerized network equipment.

    1.2.        JNI and its Affiliates design, develop, have manufactured, sell and support network equipment (“JNI Equipment”), certain of which may incorporate SUPPLIER Product.

    1.3.        JNI and SUPPLIER desire that these Terms and Conditions apply to all purchases of SUPPLIER Product by JNI, by any of its Affiliates or by any of its authorized contract manufacturers purchasing SUPPLIER Product for use in JNI Equipment (all subject to the provisions contained in Section 3 below).

2.    DEFINITIONS.

    2.1.        “Affiliate” of a Party means a corporation or other form of business organization controlling, controlled by or under common control with the Party, where “control” for purposes of this definition means ownership of (or legal or equitable power to direct the voting) of more than fifty percent of the voting power of outstanding shares entitled to vote for members of the board of directors (or like primary governing body) of the controlled entity.

    2.2.        “Agreement” shall mean the Signature Page, these Terms and Conditions, and the exhibits, schedules and attachments to the Signature Page, as well as any amendments to any of the foregoing in writing executed by the Parties in accordance with these Terms and Conditions.

    2.3.        “Buyer” shall mean JNI, or, subject to the provisions of Section 3 below, any of its Affiliates or any JNI-authorized contract manufacturers listed in Exhibit A or otherwise identified as such by JNI in a signed writing (individually,” Buyer” and collectively, “Buyers”), but only to the extent they are purchasing SUPPLIER Product solely for use in JNI Equipment.

    2.4.        “Business Day” means any day on which banks in New York are open.

    2.5.        “Delivery” means delivery in accordance with the provisions of Section 4.2(a) below.

    2.6.        “JNI” means Juniper Networks, Inc.

    2.7.        “JNI Equipment” means those network equipment products (and components thereof) manufactured by or for JNI or any of its Affiliates.

    2.8.        “Party” means JNI or SUPPLIER.

    2.9.        “Business Manager” for a Party means that individual authorized by the Party to represent it in managing day-to-day correspondence and transactions with the other Party under this Agreement. The initial Business Manager for each Party is identified in Exhibit A1 hereto. A Party may at any time change its Business Manager by giving written notice of the change to the other Party.

    2.10.        “Shipping Point” means those locations identified in Exhibit C hereto or agreed to in a separate signed writing between JNI and SUPPLIER.

Juniper Networks Confidential

    2.11.        “Specifications” shall mean SUPPLIER Product technical documentation and performance and functional written descriptions of SUPPLIER Product. The initial Specifications are attached hereto as Exhibit D, and may be modified to incorporate any new JNI or SUPPLIER specifications for SUPPLIER Product accepted by both JNI and SUPPLIER in writing prior to or after the date hereof, which additional Specifications shall be added to Exhibit D.

    2.12.        “SUPPLIER” means the Party identified as such on the Signature Page.

    2.13.        “SUPPLIER Product” shall mean any goods available for sale to JNI by SUPPLIER and described in Exhibit B hereto, which exhibit may be amended by written approval of both Parties from time to time.

3.     SCOPE. This Agreement sets forth basic terms and conditions that will govern purchases of SUPPLIER Product, whether such purchase is by JNI or by any other Buyer purchasing SUPPLIER Product for incorporation in JNI Equipment. Notwithstanding the above, the Parties acknowledge that if any Affiliate of JNI or any JNI-authorized contract manufacturer fails to satisfy the SUPPLIER’s standard credit evaluation criteria, then (i) the SUPPLIER shall promptly deliver to JNI notice to such effect, and (ii) JNI and the SUPPLIER shall jointly review the results of the evaluation. The SUPPLIER shall have no obligation to accept any Order for SUPPLIER Product placed any Affiliate of JNI or any JNI-authorized contract manufacturer unless and until such Affiliate of JNI or any JNI-authorized contract manufacturer has satisfied such criteria or until another arrangement reasonably satisfactory to the SUPPLIER had been reached.

[*]

4.     SUPPLY CHAIN.

    4.1.        Except as otherwise agreed in writing between a Buyer and SUPPLIER or unless otherwise provided in an Exhibit hereto, the following terms of sale shall apply:

     (a)        Forecast. Either JNI or its Buyers shall furnish SUPPLIER monthly rolling non-binding demand forecasts for a 9-12 month period, each forecast representing forecast demand for SUPPLIER Product. In addition to such demand forecasts, one or more Buyers may also furnish updated demand forecast from time to time. Each forecast is a non-binding good faith estimate of the Buyer’s demand. Such non-binding forecasts are subject to Supplier’s approval, which approval shall not be unreasonably withheld. Any objection to the forecast shall be given to Buyer in writing. Supplier shall be conclusively deemed to have accepted the forecast if it does not give the party issuing the forecast written notice of objection on or before 5 business days after the forecast is issued to Supplier.

(b) Flexibility Model. SUPPLIER shall be responsible for supporting the flexibility model defined in Exhibit E, which may be updated from time-to-time by mutual written agreement of the parties.

*     This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

Juniper Networks Confidential

(c) Lead-Time. SUPPLIER shall support lead times as set forth in Exhibit E hereto. SUPPLIER shall continually exhibit reasonable commercial efforts in an effort to reduce lead-times.

    (d)        Orders. Any Buyer may place written orders for SUPPLIER Products (each, an “Order”) under this Agreement. Any Buyer placing Orders under this Agreement does so as an independent contractor and not as an agent, partner or co-venturer of JNI or its Affiliates; however, JNI and its Affiliates are third party beneficiaries of any such Orders, shall be entitled to assert directly against SUPPLIER any rights of Buyer arising from or relating to Buyer purchases hereunder.

    (e)        Acceptance of Orders. SUPPLIER shall accept and timely fulfil all Orders (whether written or electronic) submitted by a Buyer under this Agreement to the extent Order volume is within the applicable forecast (subject to SUPPLIER’s commitment to the Flexibility Model) and prices and requested delivery dates are consistent with applicable lead times hereunder. The SUPPLIER shall use reasonable commercial efforts to accept Orders for quantities which exceed the SUPPLIER’s commitment to the Flexibility Model, or with shorter lead times.

    4.2.        Delivery.

(a) Delivery of Orders placed by such Buyer shall be FCA (Incoterms 2000) Shipping Point (as defined in Sec.2.10)

(b) SUPPLIER shall schedule shipment with Buyer-approved carrier to meet scheduled delivery date.

(c) SUPPLIER will bear costs of expedited shipment if shipments are delayed due to reasons within the SUPPLIER’s reasonable control.

(d) No partial shipments allowed without prior notice and Buyer written approval.

    4.3.        Cancellations & Reschedules. Order cancellation and rescheduling privileges are set forth in Exhibit E hereto.

5.	PRICING; PAYMENT TERMS.

    5.1.        Initial Pricing. Subject to Section 5.2, below, Exhibit B sets forth not-to-exceed prices for SUPPLIER Product identified therein for the periods stated therein. Pricing includes all freight, taxes, duties and other fees incurred or assessed in connection with the delivery of the SUPPLIER Product pursuant to the provisions of Section 4.2 above. Buyer will reimburse SUPPLIER only for such sales, use or like tax not properly included in the price (but in any event excluding any tax on SUPPLIER income) actually incurred by SUPPLIER and for which no exemption is available, provided that SUPPLIER properly includes such charge on its invoice for sale of the SUPPLIER Product to which it relates.

    5.2.        [*]

*     This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

Juniper Networks Confidential

    5.3.        [*]

    5.4.        Payment Terms. Payment terms are [*] days from date of Delivery.

6.     CONFIDENTIAL INFORMATION.

    6.1.        Definition. “Confidential Information” of JNI or SUPPLIER means any non-public information of such Party (including, but not limited to that regarding such Party’s business, customers, employees, marketing, operations, technology, products and the like) which by legend appearing thereon, by its nature or by circumstances of its disclosure, should reasonably be understood to be non-public, proprietary and/or confidential in nature. In addition, any forecast, inventory or order information submitted by any Buyer shall be treated as JNI Confidential Information.

    6.2.        Disclosure of Confidential Information. JNI and SUPPLIER agree that it may be desirable to disclose Confidential Information to each other during the term of this Agreement. The Party receiving Confidential Information hereunder (“Recipient”) shall limit its disclosure of the Confidential Information solely to its own employees and independent contractors who are not in competition with JNI or any of its Affiliates or the SUPPLIER or its Affiliates, as applicable, who have a need to know such Confidential Information for purposes of this Agreement and who are bound by written agreements sufficient to obligate such employees and independent contractors to preserve the confidentiality of the Confidential Information under terms no less restrictive than those of this Section 6. Notwithstanding the foregoing, SUPPLIER may not disclose JNI Confidential Information to any Buyer other than JNI without prior written consent of JNI. Without limiting the foregoing sentence, Recipient agrees to treat Discloser’s Confidential Information with at least the same degree of care and protection that it uses with its own Confidential Information.

    6.3.        Use of Confidential Information. Recipient shall use the Confidential Information of the disclosing Party (“Discloser”) only for purposes of this Agreement.

    6.4.        Reproduction or Duplication of Confidential Information. Subject to the restrictions set forth in this Section 6, Recipient may reproduce or duplicate portions or all of the Confidential Information disclosed hereunder but only as necessary to enable it to perform hereunder, provided that Recipient shall reproduce and include in all such copies of Confidential Information prepared by Recipient the copyright notices and proprietary legends of Discloser as they appear therein when originally furnished to Recipient. Further, Recipient shall not remove any proprietary, copyright, trade secret or other legend from any form of Confidential Information.

    6.5.        Exceptions to Obligation of Confidentiality. Recipient shall have no obligation hereunder as to Confidential Information provided by Discloser that: (a) is known to Recipient at the time of disclosure, (b) is independently developed by Recipient provided Recipient can show that such development was accomplished by or on behalf of Recipient without the use of or any reference to Confidential Information supplied to Recipient by Discloser, (c) becomes rightfully known to Recipient from a source other than Discloser without restriction on subsequent disclosure or use, (d) is or becomes part of the public domain through no wrongful act of Recipient, or (e) is rightfully received by the Recipient from a third party without any duty of confidentiality. Further, Recipient may disclose Confidential Information of Discloser pursuant to a judicial or governmental request, requirement or order, provided that Recipient gives Discloser sufficient prior notice to contest, or to seek a protective order restricting further disclosure of Confidential Information provided in response to such request, requirement or order.

*     This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

Juniper Networks Confidential

    6.6.        Confidentiality of Agreement. The Parties agree that they shall consider the terms and conditions of this Agreement to be Confidential Information, and that neither shall disclose such terms and conditions (except for such disclosures as may be necessary or appropriate to enable a Party to enforce this Agreement or to comply with securities laws or other applicable law) to any third party without the express written permission of the other Party; provided, however, that JNI may disclose the terms of this Agreement to any Buyer, subject to reasonable non-disclosure restrictions. The obligations of this Section entitled “Confidential Information” shall not prevent the Parties from disclosing the Confidential Information or terms and conditions of this Agreement to any government agency or body as required by law (provided that the Party required to make such disclosure in such circumstances have given the other Party prompt notice or other appropriate remedy prior to such disclosure and cooperates fully with such other Party in seeking such order or remedy).

    6.7.        No Ownership Interest Transferred. Recipient acknowledges that it is granted only the limited right to use Confidential Information provided herein in accordance with the provisions contained herein, and that such right is revocable at will by Discloser and not coupled with any interest in the Confidential Information. Neither Party transfers to the other any right of ownership in or title to any Confidential Information or other intellectual property hereunder, either expressly or by implication, estoppel or otherwise.

    6.8.        Third Party confidential information. Neither Party may use in the performance of this Agreement or disclose to the other Party any proprietary or confidential information of a third party without that third party’s prior written consent. SUPPLIER agrees not to enter into any agreement with any Buyer that would hinder SUPPLIER’s legal right to disclose fully to JNI any information regarding Buyer Forecasts, purchase orders and other business, technical or operational information directly related to SUPPLIER Product supplied or to be supplied for JNI’s benefit.

    6.9.        Termination of Possession of Confidential Information; Survival of Obligations. Except as otherwise provided in Exhibit H hereto, on Discloser’s request, Recipient shall: (a) promptly return or destroy all Confidential Information of Discloser, (b) discontinue all further use of Confidential Information of Discloser, and (c) certify in writing to Discloser that such actions have been taken. The obligations of the Parties under this Section 6 shall survive and continue after any termination of this Agreement for a period of five (5) years after the date of such termination.

7.	QUALITY AND ENGINEERING SUPPORT.

    7.1.       Minimum Standard. SUPPLIER will use generally accepted industry standards for (and shall maintain quality assurance systems for) the control of material quality, processing, assembly, testing, packaging and shipping and in any event in accordance with applicable Specifications and SUPPLIER’s documented quality standards all of which had been made available to JNI prior to the Effective Date.

Juniper Networks Confidential

    7.2.        Field Engineering Support. SUPPLIER shall make available throughout the life of each model of SUPPLIER Product purchased by Buyers hereunder trained and experienced Field Engineering support for such SUPPLIER Product. SUPPLIER shall make such services available under reasonable terms no less favorable than those offered by SUPPLIER to its most favored customers.

    7.3.        Advanced Technology Designs. In addition, JNI routinely evaluates SUPPLIERs capability to support advanced technology designs. SUPPLIER agrees to provide technology updates, roadmap information, access to beta programs and sample parts in order to enable JNI to assess SUPPLIER’s capabilities to support such technologies.

    7.4.        Qualification Process. With respect to any new SUPPLIER Product and SUPPLIER Product subject to ECO, and, from time to time with respect to SUPPLIER Product in production, SUPPLIER shall use reasonable commercial efforts to comply with JNI’s qualification process, including, among other things, making a reasonable number of qualification units available for evaluation by JNI and providing process control monitoring (PCM) and final test results to JNI to confirm compliance of SUPPLIER Product with Specifications. Due to changes in technology and materials, changes in JNI requirements as a result of new programs and merger/acquisitions, JNI expects and may request a small sample qualification builds (typically 5 pcs) as frequently as once per year. This small qualification build is expected to be free of charge to Juniper.

    7.5.        Inspections. SUPPLIER shall ensure that JNI and the other Buyers, and their respective representatives, may inspect the facilities of SUPPLIER processing or handling SUPPLIER Product to ensure compliance with the provisions if this Agreement. SUPPLIER shall also diligently use reasonable efforts to obtain the consent of SUPPLIER’s foundry, package supplier and assembly services suppliers engaged in the manufacture and test of SUPPLIER Product (i) to permit JNI and its representatives to inspect their facilities and quality assurance systems and SUPPLIER Product, materials and work in process held at those facilities during regular business hours on reasonable prior written notice (to SUPPLIER and the applicable foundry or supplier); and (ii) to review in confidence results of any self audit performed with respect to operations, equipment, materials or processes relating to manufacture or test of SUPPLIER Product. Notwithstanding the foregoing, such inspection shall not require the SUPPLIER or any foundry or other supplier to disclose pricing, information relating to SUPPLIER’s customers, supply chain partners and other information which is not reasonably required by JNI and the other Buyers for the aforementioned purpose. SUPPLIER shall promptly notify JNI in writing of any audits and of availability of results to the extent they relate to any processes, procedures, equipment and facilities which may affect lead times, performance, functionality, reliability, availability, serviceability, appearance, dimensions, tolerance or safety of SUPPLIER Product. All such results are to be made available to Buyers upon request.

    7.6.        All inspections, if any, shall be condition such access on JNI and the other Buyers, and their respective representatives, committing to observe all reasonable and customary confidentiality, security and handling measures in connection with any such inspections. Without limiting the foregoing, SUPPLIER shall, upon request of JNI or a Buyer, cooperate in notifying the requestor in writing of incoming material inspections, in-process inspections, vendor control inspections and final SUPPLIER Product tests and inspections and other critical production milestone events and, to the extent reasonably possible, enabling inspection thereof.

    7.7.        No Waiver. No inspection, including source inspection, or acceptance of defective SUPPLIER Product shall relieve SUPPLIER from its obligations or warranties hereunder.

Juniper Networks Confidential

8.	ENGINEERING CHANGES.

    8.1.        Notwithstanding any other provision, SUPPLIER may not, without JNI’s prior written consent, implement any SUPPLIER engineering or manufacturing process change (or change in materials or suppliers) that may affect lead times, performance, functionality, reliability, availability, serviceability, appearance, dimensions, tolerance or safety of the SUPPLIER Product or which, based on JNI quality practices (or lacking such, industry standard practice for like product) would call for additional qualification testing, unless SUPPLIER obtains JNI’s prior written consent or gives SUPPLIER at least 90 days’ prior written notice of such change.

    8.2.        Should SUPPLIER wish to change a plant of manufacture, SUPPLIER agrees to provide to JNI no later than 6 months prior to plant change, a detailed milestone schedule for said change, and any change in the plant of manufacture and milestone schedule therefor shall be subject to qualification and prior written approval by JNI.

    8.3.        In order to enable JNI to qualify any SUPPLIER-requested change, SUPPLIER shall support JNI qualification process as described under Section 7.4 free of charge.

    8.4.        EOL.

(a) In no event shall SUPPLIER discontinue availability of a SUPPLIER Product less than [ * ] years after its date of initial general commercial availability.

    (b)        Following the [ * ] year period referred to in subsection (a), above, for any SUPPLIER Product listed in Exhibit I, the SUPPLIER undertakes not to discontinue availability of such Product prior to the applicable dates listed therein; provided that (a) orders for such units of product are placed by the Buyers no less frequently than every [*] months, unless failure to meet such condition is attributable to catastrophic failure of the Product or other material delay in Delivery (including, without limitation, by virtue of force majeure) or any material default on the part of Buyer, (b) no undisputed payment on any sums invoiced by and due and owing to EZChip hereunder is delinquent following lapse of [*] days after SUPPLIER gives JNI and Buyer notice of delinquency, and (c) JNI and Buyers have in the aggregate purchased such Product in a total volume in the preceding 12 month period of at least [ * ] units.

    (c)        In no event shall SUPPLIER discontinue availability of any SUPPLIER Product meeting current SUPPLIER Specifications unless and until it has first given all Buyers no less than [*] months prior notice of last order date, with last delivery date no less than [*] months after such notice. Any Orders for SUPPLIER Product delivered following the receipt of such end of life notice not given in violation of subsections (a) or (b), above, are non-cancelable.

*     This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

9.	WARRANTIES; CATASTROPHIC FAILURE.

    9.1.        Limited Warranty. SUPPLIER warrants and promises to the Buyer that, for [*] months from the date of delivery, each unit of the SUPPLER Product will be free from defects in material and workmanship and will meet the Specifications. The foregoing warranty will not apply if the SUPPLIER Product: (1) fails due to modifications, alteration or otherwise improper handling by any party other than the SUPPLIER or anyone on its behalf; or (2) is accidentally damaged or is subjected to abuse or improper use by any party other than the SUPPLIER or anyone on its behalf.

Juniper Networks Confidential

    9.2.        RMA’s. If, during the warranty period, JNI or any other Buyer identifies a warranty problem, it shall promptly notify the SUPPLIER in writing. Such notice must indicate the nature of the defects or problems. SUPPLIER and JNI shall establish procedures for cooperating in an efficient means of confirming to the reasonable satisfaction of both whether a SUPPLIER Product is in fact in breach of the warranty. The Buyer retains title to any SUPPLIER Products returned for repair.

    9.3.        No later than [*] business days after SUPPLIER receipt of returned SUPPLIER Product SUPPLIER shall, at its discretion, either repair the returned SUPPLIER Product or replace it and ship such product to Buyer or its designee at SUPPLIER’s expense and risk. SUPPLIER shall bear freight costs and risk of loss or damage to the product during shipment to Buyer. SUPPLIER Products returned back to the SUPPLIER in accordance with the foregoing procedure must be properly packed. If any warranty claim by Buyer falls within any of the exclusions to the warranty (more fully set forth herein), SUPPLIER shall contact Buyer and give Buyer the option either of scrapping the product, returning it to Buyer at Buyer’s expense or paying the SUPPLIER’s then current rates and charges for any testing or repair work performed with respect thereto together with the applicable shipping expenses.

    9.4.        In addition if SUPPLIER Product cannot be repaired or replaced, SUPPLIER shall credit JNI’s or its Buyer’s account, as applicable, for the same. Replacement and repaired SUPPLIER Products shall be warranted for the remainder of the warranty period or six (6) months, whichever is longer.

    9.5.        [THIS SECTION INTENTIONALLY LEFT BLANK]

    9.6.        This warranty shall survive any sales and dispositions of SUPPLIER Product as part of the JNI Equipment, subject to the conditions and exclusions stated above.

    9.7.        Catastrophic Condition. Exhibit F shall govern the parties rights, duties and liabilities in the event of Catastrophic Condition, the terms of which are incorporated into this Section 9.7.

    9.8.        TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE SUPPLIER DISCLAIMS ALL OTHER WARRANTIES, WRITTEN OR ORAL, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT IMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR INTELLECTUAL PROPERTY INFRINGEMENT. THE PARTIES FURTHER AGREE THAT EACH AND EVERY PROVISION OF THE AGREEMENT THAT PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES IS EXPRESSLY INTENDED TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION SINCE THOSE PROVISIONS REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES AND SHALL BE SEPARATELY ENFORCED.

*     This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

Juniper Networks Confidential

10.     INTELLECTUAL PROPERTY INDEMNITY. SUPPLIER shall defend and indemnify JNI and Buyers, their officers, directors and employees, against any claims, actions or demands alleging that the manufacture or distribution of any SUPPLIER Products infringes any patents, copyright, mask work right or other intellectual property right of any third party. These indemnity obligations of SUPPLIER are contingent upon (a) Buyer giving prompt written notice to SUPPLIER of any such claim, action or demand, (b) Buyer allowing SUPPLIER to control the defense and related settlement negotiations, and (c) Buyer’s cooperation in the defense of any such claim. SUPPLIER shall have no obligation hereunder for any such claims, actions, or demands which result from: (1) JNI’s use of the SUPPLIER Products in combination with products not purchased from SUPPLIER (but only if and to the extent that both (A) such violation or infringement is dependent upon such combination, and (B) the SUPPLIER Product can readily be used for its intended purpose without infringing); and (2) the modification or attempted modification of the SUPPLIER Products by parties other than SUPPLIER.

Notwithstanding any of the provisions of the Agreement to the contrary, the provisions of this Section 10 shall constitute the sole remedy of the Buyers with respect to the above mentioned infringement allegations.

Without derogating from the above, should the use by Buyers of any SUPPLIER Products purchased from SUPPLIER be enjoined, be threatened by injunction, or be the subject of any legal proceeding, SUPPLIER may, at its sole expense, either: (a) substitute fully equivalent non-infringing SUPPLIER Products; (b) modify the infringing SUPPLIER Products so that they no longer infringe but remain fully equivalent; (c) obtain for the Buyers and their customers the right to continue use of the SUPPLIER Products; or (d) if none of the foregoing is possible, refund the purchase price paid for the infringing SUPPLIER Products.

11.     GENERAL INDEMNIFICATION; INSURANCE.

    11.1.        Insurance. During the Term of this Agreement, SUPPLIER, at its sole cost and expense, shall comply with the insurance requirements of Exhibit G hereto.

    11.2.        Indemnification. SUPPLIER shall defend and indemnify JNI and all Buyers, their officers, directors and employees against any claims, actions or demands based on personal injury or death to the extent caused by any negligent, reckless or intentional tortious act or omission of SUPPLIER in the course of its performance under this Agreement (or based on strict liability in tort arising from defective design or manufacture of the SUPPLIER Product). These indemnity obligations of SUPPLIER are contingent upon (a) Buyer giving prompt written notice to SUPPLIER of any such claim, action or demand, (b) Buyer allowing SUPPLIER to control the defense and related settlement negotiations, and (c) Buyer’s cooperation in the defense of any such claim. SUPPLIER shall not be liable for damages to the extent related to the Buyer failing to promptly discontinue the use of such SUPPLIER Product after the date on which SUPPLIER confirms to JNI that defect in the SUPPLIER Product is a likely cause of the claimed injury, death, loss or damage.

    12.        [ * ]

*     This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

Juniper Networks Confidential

13.     TERM OF AGREEMENT; TERMINATION.

    13.1.        Term. Subject to the provisions below, this agreement has a term of three years from the Effective Date.

    13.2.        Automatic Extension. The term of this Agreement will automatically be extended for successive two year terms unless either Party has provided the other Party written notice of non-renewal no less than three months before expiration of the current term or extension. Without derogating from the provisions contained herein, non-renewal of this Agreement shall neither affect outstanding Orders accepted by the SUPPLIER prior to such date nor provisions and obligations of the SUPPLIER, JNI or any other Buyer which by their nature where meant to survive the termination of this Agreement with respect to such Orders.

    13.3.        Termination for Breach. If either Party fails to perform or violates any material obligation pursuant to this Agreement, then, upon thirty (30) days’ written notice to the breaching Party specifying such default, the non-breaching Party may terminate this Agreement unless the breach specified in the Default Notice has been cured within such 30-day period.

    13.4.        Termination By Mutual Consent. The Parties may mutually terminate this Agreement at any time by written consent.

    13.5.        Obligations Upon Termination. Upon termination of this Agreement for any reason (including but not limited to breach),

    (a)        Each Party shall immediately return to the other Party or destroy all Confidential Information and Intellectual Property and all materials, things, and devices related thereto or derived therefrom, and all copies of the same, and certify by sworn statement of one of its officers that all such materials and copies have been returned to the other party or destroyed;

    (b)        JNI may, by written notice to SUPPLIER, request that SUPPLIER complete manufacture and test of any or all SUPPLIER Product currently in process. SUPPLIER shall comply with such request (unless termination is by SUPPLIER for JNI breach under Section 13.3). SUPPLIER shall sell to JNI or its designee and JNI (or its designee) shall purchase from SUPPLIER, such finished goods at the applicable price.

    13.6.        Continuing Obligations. Upon termination of this Agreement, each Party shall be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that the provisions of Sections 5.4 (Confidential Information), 9 (Warranties), 10 (Intellectual Property Rights Indemnification), 11.2 (Indemnification), 12 (Security of Supply-which will be terminated in accordance with the provisions contained therein), 13.5 (Obligations Upon Termination), 13.6 (Continuing Obligations), 14 (Limitation of Liability) and 15 (Miscellaneous) shall survive after termination of this Agreement. Termination shall not relieve SUPPLIER or Buyers from any liability arising prior to the effective date of termination or from any breach of this Agreement. Except as expressly provided in this Agreement, neither Party shall be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its terms. Termination of this Agreement shall be without prejudice to any other right or remedy of either Party.

Juniper Networks Confidential

14.     LIMITATION OF LIABILITY.

    14.1.        IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER THIRD PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES OF ANY KIND (INCLUDING BUT NOT LIMITED TO LOST PROFITS OR LOST SAVINGS) HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, STRICT LIABILITY OR TORT (INCLUDING NEGLIGENCE), EQUITY, OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF THE PURPOSE OF ANY REMEDY.

    14.2.        IN NO EVENT WILL THE SUPPLIER’S TOTAL LIABILITY TO A BUYER FOR ANY CAUSE EXCEED THE AMOUNTS RECEIVED BY THE SUPPLIER FROM JNI AND ITS OTHER BUYERS PURCHASING HEREUNDER WITH RESPECT TO THE SUPPLIER PRODUCTS DURING THE [ * ] MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT THAT GIVES RISE TO THE LIABILITY (PROVIDED THAT DURING THE FIRST [ * ] MONTHS FOLLOWING INITIAL DELIVERY, THE SUPPLIER’S TOTAL LIABILITY SHALL NOT BE LOWER THAN US$[ * ]).

THE FOREGOING LIMITATION ON LIABILUTY SHALL NOT APPLY:

(A) TO DAMAGES ARISING OUT OF BREACHES OF SECTIONS 6 (CONFIDENTIAL INFORMATION);

(B) TO LIMIT THE EXTENT OR KIND OF THIRD PARTY DAMAGES ASSERTED AGAINST A BUYER IN A THIRD PARTY CLAIM SUBJECT TO INDEMNIFICATION UNDER SECTIONS 10 (INTELLECTUAL PROPERTY INDEMNITY) OR 11.2.

15.	MISCELLANEOUS.

    15.1.        Modification. This Agreement may not be modified except in a writing signed by JNI and SUPPLIER.

    15.2.        Entire Agreement; and Order of Precedence.

    (a)        This Agreement (together with the Schedules and Exhibits attached hereto, which are incorporated herein by this reference) constitutes the entire Agreement between the Parties in respect of the subject matter hereof and supersedes and excludes all other representations, promises and proposals, whether oral or written.

    (b)        Unless otherwise agreed by the Parties in writing, and except as expressly provided in this Agreement, no terms or conditions contained in any Order, order acknowledgement or other business form transmitted by SUPPLIER or Buyer will be of any force or effect. Further, no terms of any agreement between a JNI contract manufacturer Buyer and SUPPLIER shall (unless approved in writing by JNI) impair or otherwise affect the rights of JNI and its Affiliates and the obligations and duties of SUPPLIER (including, without limitation, warranties and indemnities set forth herein) with respect to any SUPPLIER product purchased by such contract manufacturer Buyer for use in JNI Equipment.

*     This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

Juniper Networks Confidential

    (c)        If there is any conflict or inconsistency between the terms of any accepted Order or other documents incorporated in any such Order with the terms of this Agreement, then the terms of this Agreement will prevail over the Order or any other such document, unless mutually agreed to in writing by SUPPLIER and Buyer.

    15.3.        Severability. If any provision contained in this Agreement is, for any reason, held to be invalid or unenforceable in any respect under the laws of any jurisdiction where enforcement is sought, such invalidity or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed as if such invalid or unenforceable provision had not been contained therein.

    15.4.        Independent Contractors. Each Party is an independent contractor. This Agreement shall not constitute an appointment of the other Party as the legal representative or agent of the other Party, nor shall either Party have any right or authority to assume, create or incur any obligation or other liability of any kind, express or implied, against, in the name or on behalf of, the other Party. Nothing herein or in the transactions contemplated by this Agreement shall be construed as, or deemed to be, the formation of a partnership, association, joint venture or similar entity by or among the Parties hereto. Neither Party will make any warranties or representations on the other Party’s behalf, nor will it assume or create any other obligations on the other Party’s behalf.

    15.5.        Assignment. Neither Party may assign to any third party any rights or duties under this Agreement (other than assignments to Affiliates in which no Juniper Competitor (as defined in Section 1(d) of Exhibit H (Security of Supply) hereto holds, directly or indirectly, ownership or voting control of twenty percent (20%) or more of the aggregate voting power of such Affiliate’s shares then outstanding), without prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that any such permitted assignee must agree in writing to be bound by the terms and conditions of this Agreement. Nothing herein shall relieve the assigning party of any duty or obligation under this Agreement. Any attempted assignment in violation of this Section shall be null and void. Either party may perform all or any portion of its obligations hereunder through Affiliates, provided that such party shall remain responsible for such obligations.

    15.6.        Access to SUPPLIER Records and Audit Rights. Subject to SUPPLIER’s reasonable approval and consent, JNI or its professional representatives may, upon reasonable written notice, taking into consideration SUPPLIER’s confidentiality and security requirements, and during normal business hours, without interruption of SUPPLIER’s business operations, inspect the materials-, manufacturing-, test- and quality-related records of SUPPLIER related to reports furnished to Buyer hereunder or otherwise related to SUPPLIER’s performance under this Agreement. Notwithstanding the above, upon reasonable notice, JNI shall have the right to have an inspection and audit of all relevant accounting records of the SUPPLIER in order to confirm compliance with the provisions of Section 5.3 above (MFN), such audit and inspection to be conducted by an independent certified public accountant (taking into consideration SUPPLIER’s confidentiality and security requirements). The audit will be conducted during regular business hours and in such a manner as not to interfere with normal business activities. In no event shall audits be made more frequently than once every 12 months.

Juniper Networks Confidential

    15.7.        Compliance with Laws and Regulations. SUPPLIER represents and warrants that to its knowledge, in all respects, the manufacture and sale of the SUPPLIER Products comply and will throughout the term of this Agreement comply with all applicable federal, provincial, state and local laws, including, without limitations, environmental laws, regulations and other regulatory requirements of the United States and any other country where JNI and its affiliates and channel partners market and sell JNI Equipment. SUPPLIER shall continue to comply with all applicable federal, provincial, state and local laws, regulations and ordinances in connection with activities conducted in the course of performance under this Agreement. Required compliance includes, but is not limited to, compliance with applicable environmental laws and regulations, regulations regarding the use and disposal of hazardous materials, occupational safety and health and export control.

    (a)        Export Compliance. SUPPLIER shall not directly or indirectly engage in the export or re-export of any materials, equipment, software or technical data without all necessary licenses and permits either under US laws or under any other applicable laws and regulations. SUPPLIER shall cooperate in furnishing Buyer all information that Buyer may reasonably request in order to enable accurate classification of Subject SUPPLIER Product for export and import purposes in any country in which Buyer may choose to have Subject SUPPLIER Product sold.

(b) Environmental Issues.

    (i)        Subject SUPPLIER Product shall comply with all requirements of applicable laws of member nations of the European Union (including without limitation, the RoHS and WEEE directives), and of Japan, US, Canada and the People’s Republic of China, and India relating to restrictions on use of lead and other hazardous materials in electronic products; provided, however, that to the extent that any changes in requirements under any such directives, legislation or regulations are published after the effective date of this Agreement and no means of compliance with the change is achievable by the operative date, non-compliance shall be excused until such change is achievable. “Achievability” for purposes of this section shall mean market availability of materials and processes that enable manufacture of compliant product. SUPPLIER shall also furnish such RoHS compliance certificates from time to time as JNI or the other Buyers may reasonably request.

    (ii)        On delivery of the Goods to SUPPLIER and within 20 working days of a request by JNI or any Buyer SUPPLIER will provide the requestor with detailed information on the components, the materials and the location of any hazardous substances contained in the Goods, in a form that will assist reuse, treatment or recycling facilities. Such information will satisfy any requirements imposed on a producer under the WEEE Directive or any WEEE Implementing Legislation to supply such information in respect of the Goods.

    (iii)        SUPPLIER shall notify JNI, by FAX transmission or email, immediately of the discovery of any regulatory action taken or initiated against SUPPLIER, whether or not such action relates to or arises out of this Agreement, that may result in fines or penalties, prosecution or that may impact SUPPLIER’s ability to deliver Subject SUPPLIER Product under this Agreement. Such regulatory compliance and management of SUPPLIER’s employees, facilities and processes shall be solely SUPPLIER’s responsibility.

    (iv)        SUPPLIER acknowledges that failure to comply with its obligations under this section 15.7 may subject Buyers to liability under contract, statute or common law and SUPPLIER agrees to defend, indemnify and hold Buyers harmless from and against all liabilities, claims, demands, causes of action, judgments or settlements asserted by any third party against such other Party for fines (to the extent indemnifiable under law), damages or restitution to the extent caused by SUPPLIER’s failure to adhere to the requirements of this Section 15.7

Juniper Networks Confidential

Notwithstanding the foregoing, to the extent that compliance with a change in law or regulations requires changes to the design or composition of the SUPLIER Products, SUPPLIER shall use reasonable commercial efforts to promptly bring its products into compliance to the extent possible using such materials and technologies as may then be commercially available. The adoption of such alternatives may result in an increase in SUPPLIER Product prices and may adversely affect the SUPPLIER Product. The SUPPLIER shall use it’s best commercial efforts to minimize any such price increase or adverse affect(s) to the SUPPLIER Product.

    15.8.        Notices.

    (a)        Except as provided in subsection 15.8(b), below, a “notice”, “claim”, “report” or “demand” shall be given in writing and shall be deemed delivered: (a) when delivered personally to the addressee account representative; (b) five (5) Business Days after having been sent by first class mail; (c) two (2) Business Days after deposit with a commercial overnight carrier, with written verification of receipt, or (d) date of successful email transmission confirmed by the recipient by return e-mail. All such communications shall be sent to the account representatives of the recipient party at the addressee below:

For SUPPLIER:

Attn: Account Representative Fax: Email:

For JNI:

Juniper Networks, Inc. 1194 North Mathilda Ave. Sunnyvale, CA 94089 Attn.: Manager, Commodities Management Fax: Email:

    (b)       Notwithstanding subsection 15.8(a), notices of default, of intent to terminate, of intent not to renew, of claim for indemnification or of change of notice address must be sent to a Party by certified or registered mail, return receipt requested to the address indicated above, with copy to the Party’s legal counsel indicated below:

Juniper Networks Confidential

SUPPLIER:

EZchip Technologies Ltd. 1 Hatamar Street, Yokneam, 20692, Israel Fax: 972-4-9594177 Email:

JNI:

General Counsel Juniper Networks, Inc. 1194 North Mathilda Ave. Sunnyvale, CA 94089 Fax: 1 408 745 8910 Email Address: mgaynor@juniper.net

    (c)        Either Party may change the name or title of its account representative or legal counsel or the notice address of either by giving the other Party written notice thereof in accordance with this Section 15.8.

    15.9.        Subcontracting. Subject to the provisions contained herein, SUPPLIER may not subcontract to any third party any duty under this Agreement without prior written consent of JNI, which consent shall not be unreasonably withheld or delayed.

    15.10.        Press Releases. Neither Party shall, without the other Party’s prior written consent issue any press release or other publicity regarding this Agreement or the Parties’ relationship memorialized hereby.

    15.11.        No Waiver. Failure of either Party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision.

    15.12.        Governing Law; Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, excluding its choice of law rules. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not govern this Agreement nor the rights and obligations of the Parties. Exclusive jurisdiction and venue for any lawsuits brought by either party arising from this Agreement or related to transactions under this Agreement shall be with the courts of the State of California, United States, in and for the County of Santa Clara, and the U.S. District Court for the Northern District of California.

    15.13.        Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute but one and the same instrument.

    15.14.        Binding Effect. The terms and conditions of this Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns.

Juniper Networks Confidential

Exhibit A

Buyers

Juniper Networks, Inc. and its Affiliates, including

—	Juniper Networks US, Inc. a California corporation

—	Juniper Networks Ireland, Limited

—	Juniper Networks (Hong Kong), Limited

[*]

And any other contract manufacturer that JNI may from time to time identify in written notice to SUPPLIER

*     This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

Juniper Networks Confidential

Exhibit A1

Business Managers

JNI:

Thuong Nguyen
Juniper Networks
1194 N. Mathilda Ave.
Sunnyvale, CA 94089
Tel: 1 408 936 7723
Email: thuongn@juniper.net

SUPPLIER:

[PA]

Juniper Networks Confidential

Exhibit B

SUPPLIER Product and Initial Prices

The following EZchip part numbers are included in the pricing noted below:

Description	Ordering part number
NP-2/10 (rev A1)	20769801
NP-2b/10 (rev B)	20772400

Pricing effective Jan 1, 2007 is based on cumulative shipments made after such date.

Pricing will be as follows:

[*]

*     This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

Juniper Networks Confidential

Exhibit C

Shipping Points

Seller’s premises: EZchip Technologies Ltd., Yokneam, Israel

Juniper Networks Confidential

Exhibit D

Certain Specifications/Standards

[*]

*     This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

Juniper Networks Confidential

Exhibit E

Flexibility Model/Buffer Stock/Cancellations & Rescheduling

Flexibility Model. SUPPLIER shall ensure that it can support the following upside percentages based on monthly forecast:

Time to Delivery	Percentage of Monthly Forecasted Quantities

[ * ] days	SUPPLIER shall use best commercial efforts but cannot commit to a flexibility model

[ * ] days	[*] % of the applicable monthly forecasted quantity

[ * ] days	[*] % of the applicable monthly forecasted quantity

Buffer Stock Rules. SUPPLIER shall maintain a reasonable buffer inventory required in order to meet its supply undertaking contained in this Agreement.

Cancellation and Rescheduling.

Scheduled Delivery Date	Rescheduling/Cancellation

[ * ] days or less	No rescheduling or cancellation permitted

[ * ] days	[*]% of forecasted quantity may be cancelled

Rescheduling is permitted provided that such rescheduling may be permitted once (per Order) and the new date is no more than [*]
days following initial scheduled Delivery date.

[ * ] days	[*]% of forecasted quantity may be cancelled

Rescheduling is permitted provided that such rescheduling may be permitted once (per Order) and the new date is no more than [*]
days following initial scheduled Delivery date.

Over [ * ] days	Orders may be rescheduled or canceled.
Any rescheduling or cancellation in accordance with the forgoing table is without fee or charge.

Leadtimes.

Leadtimes shall be_measured from Order confirmation by SUPPLIER to Delivery.

Leadtime shall not exceed [ * ] ARO for orders within forecast or upside flexibility commitment SUPPLIER shall use reasonable commercial efforts to meet shorter lead-times.

*     This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

Juniper Networks Confidential

Exhibit F

Catastrophic Failure

[*]

*     This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

Juniper Networks Confidential

Exhibit G

Insurance

SUPPLIER shall procure and maintain for the duration of the contract insurance against claims for injuries to persons or damages to property that may arise from or in connection with products and services supplied to JNI or Buyers. The cost of such insurance shall be borne by SUPPLIER, unless otherwise specified.

Employer’s Liability Insurance
Employers Liability insurance with limits of Liability of $1,000,000.00 per occurrence and $ 1,000,000 in the aggregate for bodily injury by Accident or disease.

Third Party Liability Insurance

Third Party Liability Insurance with Limits of Liability of $ 1,000,000 per occurrence and $ 1,000,000 in the aggregate.

Errors and Omissions Combined with Product Liability Insurance

Professional Errors and Omissions combined with Product Liability Insurance with the following limits of Liability:

☐ $2,000,000.00 each occurrence and $ 2,000,000 in the aggregate.

Additional Requirements

SUPPLIER’s insurance coverage shall be primary insurance as respects JNI, its Affiliates, officers, officials, and employees. Any insurance or self-insurance maintained by JNI, its Affiliates, its officers, officials, and employees shall be excess of and not contribute with the vendor’s insurance. SUPPLIER shall deliver a certificate of insurance naming JNI, its Affiliates, its officers, its employees, its subsidiaries and Affiliates as additional insured regarding to the SUPPLIER’s act or omission in respect of Third Party Liability; regarding to the case JNI, its Affiliates, its officers, its employees, its subsidiaries and Affiliates would be consider as employer of the SUPPLIER’s employees in respect of Employers Liability Insurance; subject to “Insured” definition in respect of Errors and Omissions combined with Product Liability Insurance, with respect to product or services performed under this Agreement. Certificates of insurance must be provided to Juniper prior to any work being performed and must be kept in force during the term of this Agreement. Each insurance policy will be endorsed to state that coverage shall not be, voided, cancelled, reduced in coverage or in limits except after 30 days’ prior written notice by certified mail, has been given to JNI

Juniper Networks Confidential

Exhibit H

Security of Supply

[*]

*     This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

Juniper Networks Confidential

EXHIBIT I

End of Life

Without derogating from the provisions contained in Section 8.4 of the Agreement, EZchip will support NP2 rev A1 and rev B for additional [*] years beyond the minimum period of [*] years (as stated in Sec. 8.4(b) of the Agreement), i.e. [*] years from 1/29/07; or until there is no purchase activity for a [*] month period and provided that Juniper and EZchip mutually agrees to End of Life prior to the end of the [*] year period (whichever comes first).

*     This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

Juniper Networks Confidential